Exhibit 99.1

FOR IMMEDIATE RELEASE                    Contact:       Kenneth G. Kasses, Ph.D.
#97F018                                                 President and CEO
                                                        619-455-2700


             GENTA INCORPORATED ANNOUNCES THIRD QUARTER 1997 RESULTS

         SAN DIEGO, CA, November 14, 1997 -- Genta Incorporated (Nasdaq: GNTA) announced today its operating results for the third quarter and nine months ended September 30, 1997. The Company reported a net loss totaling $4.4 million, or $0.98 per common share for the third quarter of 1997, compared to a net loss of $4.1 million, or $1.31 per common share, for the third quarter of 1996.

         For the nine months ended September 30, 1997, Genta reported a net loss totaling $18.9 million, or $4.45 per common share, compared to $11.6 million, or $4.21 per common share, for the same period ended September 30, 1996.

           This increase in net loss is attributable to $7.6 million the Company recorded as dividends on preferred stock as a result of the increase in value associated with the discounted conversion terms and liquidation preference of the Series D Preferred Stock and an aggregate of approximately $600,000 in non-recurring charges recorded during the nine months ended September 30, 1997 which related to the Company's restructuring and workforce reductions, as well as increased selling, general and administrative expenses due to legal expenses incurred in defending a lawsuit in which the Company prevailed, and increased legal and accounting expenses related to the equity offering consummated in 1997 and the Company's successful efforts to avoid the potential Nasdaq delisting. The increase in net loss is also attributable to $600,000 in non-recurring charges recorded in the third quarter of 1997 related to management's decision to abandon certain patents that management determined were no longer relevant to the Company's business.

         The increased loss for the nine month period was partially offset by a decrease in equity of net loss of joint venture, which was due to the fact that a greater portion of the joint venture's development activities were funded by third parties.

         The  Company   reported  cash  and  cash  equivalents  and  short  term
investments of $10.7 million at September 30, 1997.

         Genta Incorporated (Nasdaq: GNTA) is a biopharmaceutical company whose strategy consists of building a product and technology portfolio that represents varying degrees of development risk and market potential, including Anticode(TM) (antisense) products intended to treat cancer at its genetic source, oral controlled-release drugs and other genomics opportunities.

                         (Financial Information Follows)

GENTA INCORPORATED
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

                                                       Quarters                            Nine Months
                                                       ended                               ended
                                                       September 30,                       September 30,
                                             -------------------------------     -------------------------------
                                                 1997              1996              1997             1996
                                                 ----              ----              ----             ----
Consolidated Statements of Operations Data:

Revenues:
  Product sales                              $       1,207     S      1,011      $       3,459    $       3,622
  Collaborative research and development                 -                -                 50                -
                                             --------------    -------------     --------------   --------------
                                                     1,207            1,011              3,509            3,622
                                             --------------    -------------     --------------   --------------

Costs and expenses:
   Cost of products sold                               835              484              2,340            1,748
   Research and development                          2,236            1,658              4,485            4,688
   Selling, general and administrative               1,964            1,672              5,539            4,007
                                             --------------    -------------     --------------   --------------
                                                     5,035            3,814             12,364           10,443
                                             --------------    -------------     --------------   --------------
Loss from operations                                (3,829)          (2,802)            (8,855)          (6,820)
Equity in net loss of joint venture                   (145)            (832)              (925)          (2,981)
Interest income (expenses), net                        152              137                177              169
Accrued dividends on preferred stock                  (542)            (595)            (9,324)          (1,949)
                                             --------------    -------------     --------------   --------------
Net loss applicable to common shares         $      (4,364)    $     (4,092)     $      (18,926)   $      (11,582)
                                             ==============    =============     ==============   ==============
Net loss per common                          $        (.98)    $      (1.31)     $       (4.45)    $       (4.21)
share*..........................
                                             ==============    =============     ==============   ==============
Shares used in computing net loss
  per common share*                                  4,451            3,117              4,250            2,752
                                             ==============    =============     ==============   ==============

*Per share data have been adjusted to reflect the one-for-ten reverse split of the Company's outstanding common stock which was effected on April 4, 1997.

                                             September 30,     December 31,
                                                 1997              1996
                                                 ----              ----
Consolidated Balance Sheets Data:

Cash, cash equivalents and
   short-term investments                    $    10,718       $      532
Working capital (deficit)                          4,376           (2,995)
Total assets                                      19,386           11,169
Notes payable and capital lease
   obligations, less current portion                   -              120
Total stockholders' equity                         9,453            4,074


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